Exhibit 99.1

Dear Shareholders and Friends:

With the filing of the 10K for 2013 this week, the company has filed its first annual report following the acquisition of A Squared Entertainment LLC. It's important for our friends and investors to understand clearly, that for the most part this report reflects the "Old Genius Brands Company" because, since the acquisition of A Squared in November 2013, Genius Brands International is a very different and new company.

New management, new board, new asset base, new client base, and a new business model. The new Genius Brands International has an improved balance sheet with cash in the bank, no institutional debt, growing receivables, and a substantial catalogue of valuable entertainment IP.

The management team led by Amy and myself comes from long careers of value creation and asset building for shareholders.

Besides running a successful and profitable independent entertainment company for many years and producing over 5,000 episodes of award winning children's content, I ran an independent unit of Cap Cities/ABC (later The Walt Disney Company) which I eventually spun off into its own company that I took public. Amy's pedigree also comes from The Walt Disney Company, where she was part of the original team that launched the Disney Cruise Lines, and later became Director of Global Marketing for McDonalds. The rest of the team we engaged in the new Genius Brands International is equally accomplished, including numerous Emmy winners and well recognized creators. We have brought in a highly credentialed new finance team, a strong new board of outside directors, and are implementing rigorous financial disciplines.

Based on our mantra, "content with a purpose," we are proud to be building a 21st century digital entertainment kids company. The architecture of this company will enable it to seek out value for its shareholders in today's digital environment, and the future. Our content will not only be based on the legacy of the Baby Genius brand, but on important pillar brands for older kids such as Stan Lee Comics, Warren Buffett's Secret Millionaires Club, and a dynamic pipeline providing a seamless flow of content for toddlers through tweens.

Since the end of 2013, we have put business in place with some of the most important networks, distributors, retailers, and licensees in the kids business.

They include Sony, Comcast, Netflix, Wal Mart, Target, Leap Frog, Bertelsman Music Group, American Public Television, Cinedigm, and The HUB, among many others. We have just launched our own digital streaming subscription service for Baby Genius content (BabyGenius.com), and we are launching today with Sony Generator, our online Secret Millionaires Club store. Speaking of Secret Millionaires Club, our animated series starring Warren Buffett teaching kids lessons in financial literacy, we have been invited by Warren to exhibit at this year's annual Berkshire Hathaway shareholder's meeting, along with all of the Berkshire portfolio companies, two weeks from now in Omaha.

It is a very exciting time for all of us in the NEW Genius Brands International. We are proud to be creating quality and timeless entertainment for toddlers through tweens..."content with a purpose" and consumer products from that content, which we will deliver across all formats worldwide. Stay tuned as we build value!

Andy Heyward

Chairman and CEO

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.